Exhibit 99.1

Historical Summary and Report of Independent Certified Public Accountants

Foxcroft Apartments

For the Period from January 1, 2008 to January 29, 2008 and the
Year Ended December 31, 2007

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
RESOURCE REAL ESTATE INVESTORS 6, L.P.:

We have audited the accompanying statement of revenues and certain operating expenses (the “Historical Summary”) of Foxcroft Apartments, an apartment complex located in Scarborough, Maine (“the Property”), for the year ended December 31, 2007.  This Historical Summary is the responsibility of the Resource Real Estate Investors 6, L.P.  Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary.  We believe our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for purposes of complying with the rules and regulations of the U.S. Securities and Exchange Commission (for inclusion in the registration statement on Form 10 of Resource Real Estate Investors 6, L.P.), as described in Note 1 to the Historical Summary, and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 to the Historical Summary of the Property for the year ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

October 5, 2010

FOX CROFT APARTMENTS

STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

	For the period from January 1, 2008 to January 29, 2008	For the year ended December 31, 2007
	(unaudited)
Revenues:
Rental income	$90,337	$1,248,491

Certain operating expenses:
Property operating expenses	45,837	345,465
Real estate taxes	6,508	81,220
Property management fees	3,751	49,841
General and administrative expenses	-	13,682
Total certain operating expenses	56,096	490,208

Revenues in excess of certain operating expenses	$34,241	$758,283

The accompanying notes are an integral part of these historical summaries

FOXCROFT APARTMENTS

NOTES TO STATEMENTS OF REVENUES AND
CERTAIN OPERATING EXPENSES
FOR THE PERIOD FROM JANUARY 1, 2008 TO JANUARY 29, 2008 (UNAUDITED)
AND FOR THE YEAR ENDED DECEMBER 31, 2007

NOTE A – BASIS OF PRESENTATION

On January 29, 2008, Resource Real Estate Investors 6, L.P. (the “Partnership”) acquired 14 two-story townhouse apartment buildings containing 104 units in two-bedroom configuration located in Scarborough, Maine (“Foxcroft Apartments”).

The statement s of revenues and certain operating expenses (the “Historical Summaries”) have been prepared for the purpose of complying with the provision of Article 8-06 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission (the “SEC”), which required certain information with respect to real estate operations to be included with certain filings with the SEC.  The Historical Summaries include the historical revenues and certain operating expenses of Foxcroft Apartments, exclusive of interest income and interest expense, early termination fees, asset management fees, and depreciation and amortization.  The apartment complex was purchased for $12.0 million.  The aggregate purchase price, which included acquisition and financing costs, escrowed funds and advances and other assets and liabilities assumed, was approximately $13.0 million and included $4.2 million of equity from the Partnership and a mortgage loan of $8.8 million, which is secured by a first mortgage on the property, as well as assignments of leases and rents to the lender as security.  Total property capitalization, including reserves, escrows, fees and closing costs, divided by face value of the mortgage, or leverage ratio, was 62%.

In the opinion of the Partnership’s management, all adjustments necessary for a fair presentation of the Historical Summaries for the period from January 1, 2008 to January 29, 2008 and for the year ended December 31, 2007 have been included.  Such adjustments consisted of normal recurring items.  Interim results are not necessarily indicative of results for a year.

NOTE B – PRINCIPLES OF REPORTING AND USE OF ESTIMATES

Revenue is derived from the rental of residential housing units with lease agreement terms of approximately twelve months.  Revenue is recognized in the period rent is earned, which is on a monthly basis.  Rent is recognized as income on a straight line basis over the term of the lease for leases with varying rental payments.  Amounts included in property management fees include compensation paid to an equity investor managing property operations.